Exhibit (a)(vi)

FORM OF WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING A NEW SERIES

The undersigned, being a majority of the Trustees of The Arbitrage Funds (the “Trust”), acting pursuant to Article VI, Section 6.2(b) and Section 6.3 of the Trust’s Declaration of Trust, as amended to date, hereby establish a new series designated as The Arbitrage Tactical Equity Fund, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited. The new series shall have four classes of Shares, “Class A”, “Class R”, “Class I” and “Class C”.

Dated as of : [_____], 2014

John S. Orrico	Jay N. Goldberg

John C. Alvarado	Burtt R. Erlich

Robert P. Herrmann

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PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument designating and establishing a new series of the Trust, The Arbitrage Tactical Equity Fund, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date (the “Trust Instrument”), pursuant to Article VI, Section 6.2 and Section 6.3 of the Trust Instrument.

Dated as of: [_____], 2014

John S. Orrico, President